Exhibit 99.(d)(2)

APPLIED MICRO CIRCUITS CORPORATION

1992 STOCK OPTION PLAN

FORM OF NOTICE OF GRANT, STOCK OPTION AGREEMENT AND NOTICE OF EXERCISE

Applied Micro Circuits Corporation
6290 Sequence Drive
San Diego, CA 92121
ID: 94-2586591

«First_Name» «Middle_Name» «Last_Name»	Option Number: «Number»
«Address_Line_1» «Address_Line_2»	Plan: «Plan»
«City» «State» «Country» «Zip_Code»	ID: «ID»

Effective «Option_Date», you have been granted a «Long_Type» to buy «Shares_Granted» shares of Applied Micro Circuits Corporation (AMCC) common stock at $«Option_Price» per share.

The total option price of the shares granted is «Total_Option_Price».

Your shares become exercisable as follows:

Shares	Vest Type	Full Vest	Expiration
«Shares_Period_1»	«Vest_Type_Period_1»	«Vest_Date_Period_1»	«Expiration_Date_Period_1»
«Shares_Period_2»	«Vest_Type_Period_2»	«Vest_Date_Period_2»	«Expiration_Date_Period_2»

If you have any questions, please contact Stock Administration at (858) 535-3445.

By your signature and the signature of Kambiz Y. Hooshmand below, you and AMCC agree that these options are granted under and governed by the terms and conditions of AMCC’s 1992 Stock Option Plan and this Option Agreement. You acknowledge that you have reviewed the 1992 Stock Option Plan and this Option Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Option. You also agree to accept as binding, conclusive and final all decisions or interpretations of the AMCC Board of Directors upon any questions arising under the 1992 Stock Option Plan and this Option Agreement.

Your option will not become exercisable until a signed copy of this Option Agreement is received by Stock Administration.

Kambiz Y. Hooshmand, Chief Executive Officer	Date

«First_Name» «Middle_Name» «Last_Name»	Date

APPLIED MICRO CIRCUITS CORPORATION

1992 STOCK OPTION PLAN

Applied Micro Circuits Corporation, a Delaware corporation (the “Company”), has granted to             (the “Optionee”), an option (the “Option”) to purchase the total number of shares of Common Stock of the Company (the “Shares”) set forth in the attached Notice of Grant effective             (the “Notice of Grant”), at the price as set forth in the Notice of Grant (the “Exercise Price”), subject in all respects to the terms, definitions and provisions of the 1992 Stock Option Plan (the “Plan”) adopted by the Company, which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings herein.

1. Nature of the Option. This Option is intended by the Company and the Optionee to be a Nonstatutory Stock Option, and does not qualify for any special tax benefits to the Optionee. This Option is not an Incentive Stock Option and is not subject to Section 5(b) of the Plan.

2. Exercise Price. The exercise price for each share of Common Stock is set forth in the Notice of Grant and is not less than the fair market value per share of the Common Stock on the date of grant.

3. Exercise of Option. This Option shall be exercisable during its term in accordance with the Exercise Schedule set out in the Notice of Grant and with the provisions of Section 9 of the Plan as follows:

(i) Right to Exercise.

(a) The Vesting Schedule set forth in the Notice of Grant shall temporarily cease during any period of time that Optionee’s employment is subject to an approved leave of absence as set forth in Section 2(h) of the Plan and shall recommence upon Optionee’s return to the employ of the Company.

(b) This Option may not be exercised for a fraction of a share or for an amount less than 100 shares.

(c) In the event of Optionee’s death, disability or other termination of employment or consultancy, the exercisability of the Option is governed by Sections 7, 8 and 9 below, subject to the limitations contained in subsection 3(i)(d).

(d) In no event may this Option be exercised after the date of expiration of the term of this Option as set forth in Section 11 below.

(ii) Methods of Exercise. This Option shall be exercisable by any of the following methods: (i) execution of the Stock Option Notice of Exercise in the form attached hereto as Exhibit A and delivery of such Notice of Exercise in person to Stock Administration, (ii) online exercise through a captive broker designated by the Company (a “Captive Broker”), (iii) telephonic exercise communicated to a representative of a Captive Broker, (iv) telephonic exercise through a voice response system designated by the Company or (v) such other method or methods of exercise as may be designated by the Company from time to time. Any such method of exercise shall require the Optionee to notify the Company of the Optionee’s election to exercise the Option and the number of Shares in respect of which the Option is being exercised, and may require the Optionee to make such other representations and agreements as to the Optionee’s investment intent with respect to such Shares of Common Stock as may be required by the Company pursuant to the provisions of the Plan (collectively, an “Exercise Notice”). This Option shall be deemed to be exercised upon receipt by the Company or Captive Broker, as applicable, of such Exercise Notice and receipt by the Company of the exercise price for the Shares in respect of which the Option is being exercised.

No Shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any stock exchange upon which the Shares may then be listed. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

4. Optionee’s Representations; “At-Will” Employment Relationship. In the event this Option and the Shares purchasable pursuant to the exercise of this Option have not been registered under the Securities Act of 1933, as amended, at the time this Option is exercised, Optionee shall, if required by the Company concurrently with the exercise of all or any portion of this Option, deliver to the Company an investment representation statement in the customary form, a copy of which is available for Optionee’s review from the Company upon request.

If Optionee is an Employee, Optionee’s employment relationship with the Company is an “at-will” employment relationship unless the Company and Optionee have entered into an express written agreement that sets forth a different employment relationship.

5. Method of Payment. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of the Board, in its sole discretion:

(i) cash;

(ii) check;

(iii) delivery of other shares of Common Stock of the Company which (x) have been owned by Optionee for the period required to avoid a charge to the Company’s reported earnings (generally six months) or that Optionee did not acquire, directly or indirectly, from the Company, (y) are owned free and clear of any liens, claims, encumbrances or security interests and (z) have a Fair Market Value on the date of delivery equal to the exercise price of the Shares as to which the Option is being exercised. “Delivery” for these purposes, in the sole discretion of the Company at the time Optionee exercises an Option, shall include delivery to the Company of Optionee’s attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, Optionee may not exercise an Option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock; or

(iv) delivery of a properly executed Exercise Notice together with such documentation as the Administrator or Captive Broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price.

6. Restrictions on Exercise. This Option may not be exercised until such time as the Plan has been approved by the stockholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 207 of Title 12 of the Code of Federal Regulations (“Regulation G”) as promulgated by the Federal Reserve Board. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

7. Termination of Status as an Employee or Consultant. In the event of termination of Optionee’s Continuous Status as an Employee or Consultant, the Optionee may, but only within ninety (90) days after the date of such termination (but in no event later than the date of expiration of the term of this Option as set forth in Section 11 below), exercise this Option to the extent exercisable at the date of such termination; provided, however, that if Optionee was an Executive Officer on the date of grant of this Option or at any time prior to the date of grant of this Option and such termination of Optionee’s Continuous Status as an Employee or Consultant is due to Optionee’s Retirement, such period of exercise after the date of termination shall be fifteen (15) months or, if Optionee’s Total Service was more than seven (7) years at the date Optionee’s Retirement commences, twenty-four (24) months (but in no event later than the date of expiration of the term of this Option as set forth in Section 11). If an employee of the Company, Optionee’s employment shall be deemed terminated on such date, if any, as Optionee becomes a part-time employee, as defined in the Company’s then current employment guidelines. To the extent this Option was not exercisable at the date of such termination, or if the Optionee does not exercise this Option within the time specified herein, the Option shall terminate.

8. Disability of Optionee. Notwithstanding the provisions of Section 7 above, in the event of termination of Optionee’s Continuous Status as an Employee or Consultant as a result of such Optionee’s total and permanent disability (as defined in Section 22(e)(3) of the Code), the Optionee may, but only within fifteen (15) months from the date of such termination (but in no event later than the date of expiration of the term of this Option as set forth in Section 11 below), exercise this Option to the extent exercisable at the date of such termination. To the extent that the Option was not exercisable at the date of termination, or if the Optionee does not exercise such Option within the time specified herein, the Option shall terminate.

9. Death of Optionee. In the event of the death of Optionee during the term of this Option and while an Employee or Consultant of the Company and having been in Continuous Status as an Employee or Consultant since the date of grant of the Option, the Option may be exercised at any time within fifteen (15) months following the date of death (but in no event later than the date of expiration of the term of this Option as set forth in Section 11 below) by Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance but only to the extent exercisable at the date of death.

10. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution or, in the case of a Nonstatutory Stock Option only, pursuant to a domestic relations order (as defined by the Code or the rules thereunder) and may be exercised during the lifetime of Optionee only by him or a transferee permitted by this Section. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

11. Term of Option. This Option may be exercised on or before the Expiration Date set forth in the Notice of Grant and may be exercised during such term only in accordance with the Plan and the terms of this Option.

12. Withholding and Employment Taxes Upon Exercise of Option. Optionee understands that, upon exercise of this Option, such Optionee will recognize income for tax purposes in an amount equal to the excess of the then fair market value of the shares over the exercise price. The Company will be required to withhold tax from Optionee’s current compensation with respect to such income; to the extent that Optionee’s current compensation is insufficient to satisfy the withholding tax liability, the Company may require the Optionee to make a cash payment to cover such liability as a condition of exercise of this Option. To the extent authorized by the Board in its sole discretion, Optionee may make an election, by means of a form of election to be prescribed by the Board, to have shares of Common Stock or other securities of the Company that are acquired upon exercise of the Option withheld by the Company or to tender other shares of Common Stock or other securities of the Company owned by Optionee to the Company at the time of exercise of the Option to pay the amount of tax that would otherwise be required by law to be withheld by the Company as a result of any exercise of the Option from amounts payable to such person, subject to the following limitations:

(i) such election shall be irrevocable;

(ii) such election shall be subject to the disapproval of the Board at any time;

(iii) such election may not be made within six months of the date of grant of the Option (except that this limitation shall not apply in the event of death or disability of such person occurring prior to the expiration of the six-month period); and

(iv) such election must be made either (A) six months prior to the date that the amount of tax to be withheld upon such exercise is determined or (B) in any ten-day period beginning on the third business day following the date of release by the Company for publication of quarterly or annual summary statements of sales or earnings of the Company.

Any securities so withheld or tendered will be valued by the Company as of the date of exercise.

THIS SPACE INTENTIONALLY

LEFT BLANK—SIGNATURE OF

OPTIONEE ON FOLLOWING PAGE

OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE NOTICE OF GRANT AND SECTION 3 HEREOF IS EARNED ONLY BY CONTINUING SERVICE AS AN EMPLOYEE OR CONSULTANT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE COMPANY’S STOCK OPTION PLAN WHICH IS INCORPORATED HEREIN BY REFERENCE, SHALL CONFER UPON OPTIONEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT OR CONSULTANCY BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH SUCH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE SUCH OPTIONEE’S EMPLOYMENT OR CONSULTANCY AT ANY TIME, WITH OR WITHOUT CAUSE.

Dated:

[Name]

                Residence Address:

NOTICE OF EXERCISE

To:	Applied Micro Circuits Corporation
Attn:	Stock Option Administrator
Subject:	Notice of Intention to Exercise Stock Option

This is official notice that the undersigned (“Optionee”) intends to exercise Optionee’s option to purchase Shares of Applied Micro Circuits Corporation Common Stock, all of which are vested, as follows:

Option Number	Option Date	Type of Option ISO/NQ	Number of Shares Being Purchased	Option Price (Per Share)	Tax Due* (if applicable)	Total Amount Due AMCC

*AMCC is required to withhold taxes when employees exercise an NQO. Under current law, U.S. income tax withholding is not required when exercising an ISO.

I am paying the cost to exercise as specified below by method a, b or c (circle one below)

a. Cash Payment: Enclosed is my check #                      in the amount of $                    .

b. Cashless Exercise and Same-Day Sale: I will call my stockbroker (complete broker info below) to authorize them to issue a check payable to AMCC from my account #                                              .

Broker Name and Contact:

Broker Telephone No.:

c. Surrender or Swap Shares Owned: (Shares must have been held for at least six months.)

I certify that the stock purchased through the exercise of these options will not be sold in a manner that would violate the Company’s policy on Insider Trading.

Optionee’s Signature:

Print Name:

Social Security Number:

Send shares to:

Broker Name

Account No.

My home address